Exhibit 99.2

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA ANNOUNCES CLOSING AND FUNDING OF $500 MILLION INVESTMENT FROM WARBURG PINCUS; DAVID A. COULTER AND KEWSONG LEE JOIN BOARD OF DIRECTORS; RICHARD WALKER RESIGNS FROM BOARD TO AVOID POTENTIAL CONFLICT OF INTEREST

ARMONK, N.Y. – January 30, 2008 – MBIA Inc. (NYSE: MBI) today announced the closing and funding of the sale of 16.1 million shares of its Common Stock at a price of $31 per share for the aggregate amount of $500 million pursuant to its Investment Agreement with Warburg Pincus. The stock sale is part of Warburg’s previously announced commitment to invest up to $1 billion in MBIA. In connection with its investment, Warburg has received 16.1 million warrants, as previously described.

MBIA also said that David A. Coulter, a Warburg Pincus managing director who leads the firm’s Financial Services investment activities, and Kewsong Lee, a Warburg Pincus managing director and member of the firm’s Executive Management Group, have been appointed to the MBIA board of directors. Richard Walker, who has been a board member since September of 2006 and is the General Counsel of Deutsche Bank, has resigned from MBIA’s board of directors effective January 30, 2008 in order to avoid any possible appearance of a potential conflict of interest in light of the ongoing discussions among the New York State Superintendent of Insurance, the banking industry and the monoline financial guarantee insurance industry.

Commenting on the closing of the Warburg investment commitment, Gary C. Dunton, MBIA Chairman and CEO, stated, “We have now strengthened our capital position by $1.5 billion,

including the recently completed $1 billion surplus notes offering, and we intend to raise additional capital in the coming weeks. Our comprehensive capital plan, which improves our position by over $2 billion, has been recognized by Fitch Ratings, which affirmed our Triple-A ratings with a stable outlook, and by Standard and Poor’s Ratings Services, which affirmed our Triple-A ratings with a negative outlook. We will continue to work with Moody’s Investor Services, which has placed our ratings on review for possible downgrade, as our capital strengthening plan progresses. Our accomplishments send a strong message to those who doubted our determination to act quickly and decisively to defend our balance sheet. We remain firmly committed to enhancing our position as a leading provider of bond insurance.”

Mr. Dunton added, “Warburg Pincus has demonstrated that it keeps its commitments and has a long-term view of value creation. We are honored to have them as a significant shareholder. Further, I am very pleased to welcome David Coulter and Kewsong Lee to our board of directors. Both men bring a wealth of financial services experience and wisdom to the table, which will prove invaluable as we move forward with our strategic plan to return MBIA to a top competitive position with robust financial results.”

Commenting on the resignation of Richard Walker from the MBIA board, Mr. Dunton said, “We regret losing Richard as a board member, but understand and appreciate his reasons for resigning. He has served the shareholders of this company very well during his tenure as a board member, and we appreciate his valued service to the company.”

“I am proud to have been associated with MBIA, and I would have liked to continue serving on the board,” said Mr. Walker. “I leave with great affection for all my fellow directors and for the exceptional MBIA staff. I am confident that this top-flight staff, with the board’s support, will guide MBIA to future success.”

This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. Risk factors are detailed in MBIA’s 10K, which is available on MBIA’s website, www.mbia.com. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has the following financial strength ratings: Triple-A from Fitch Ratings with a stable outlook; Triple-A from Standard & Poor’s Ratings Services with a negative outlook; and Triple-A on review for possible downgrade from Moody’s Investors Service. Please visit MBIA’s Web site at www.mbia.com.